Exhibit 99.1

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THE WALL STREET TRANSCRIPT

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WT/DJR/GAT

CE 24934

May 2, 2008

THOMAS L. SAELI

CEO

Noble International, Ltd.

840 West Long Lake Road

Suite #601

Troy, MI 48098

(248) 519-0700

(248) 519-0701 – FAX

www.nobleintl.com

TWST: Can you start with a brief overview of your company?

Mr. Saeli: Noble International is publicly traded on the NASDAQ stock exchange under the symbol NOBL. We are the world’s largest laser welder for the automotive industry. We specialize in supplying laser-welded blanks and tubes and advanced roll-formed and stretch bent parts for the automotive, heavy truck, office furniture and other industrial sectors. Our goal is to provide 21st Century Auto Body Solutions® globally while diversifying our product offerings to target non-automotive customers through our ongoing investment in emerging technologies. Today, Noble capitalizes on our approximately $1.2 billion in revenues and 23 facilities in a dozen countries to provide our customers with innovative solutions on a global scale.

TWST: Will your expertise in laser-welding technology continue to be a dominant factor as a differentiator looking forward?

Mr. Saeli: We are very confident our technology, expertise and products will continue to be a primary design tool for manufacturers in the future. Each of our customers is affected by similar industry conditions such as the rising cost of commodities like steel and oil and the increasing concern about reducing CO2 emissions. In addition, automakers must continue to provide consumers with lighter, safer, more fuel-efficient vehicles. Laser-welding helps our customers meet their commercial and engineering targets by reducing the weight of a vehicle, improving safety performance, simplifying the assembly process, and minimizing the amount of steel required to make parts. As such, Noble’s laser-welding expertise will continue to be an integral factor in automotive design and manufacturing.

TWST: Do you feel a threat at any point of your technology being replaced by a better mousetrap?

Mr. Saeli: We are aware that there are always threats from competitive technologies. However, we are continuously evaluating and developing new technologies to remain a leader in automotive markets. Our search for technological solutions has led us to be the worldwide market leader in curvi-linear laser welding.

Curvilinear laser welding involves joining steel blanks precisely around a radius, as opposed to a straight line, and requires a great deal of technical acumen. We are also a worldwide market leader in the design and integration of flexible, customized, production laser welding systems. This allows us to be more competitive than other companies, most of which purchase their welding systems from a third party. Furthermore, building laser welding systems in-house enables us to open new satellite facilities with reduced lead times, which is especially valuable for lower volume customers in emerging markets.

TWST: What percentage of your business is derived from the automobile industry?

Mr. Saeli: Presently over 90% of our business is derived from the automotive industry. We are focused on diversifying our product portfolio to attract new non-automotive customers, beyond the commercial furniture and heavy truck industries that we currently support. We are always looking for new markets and customers who may benefit from our experience with laser welding and roll forming. As such, we are continuously evaluating opportunities in other industrial markets.

TWST: Will that mix change appreciably in the next two to three years?

Mr. Saeli: It is unlikely that our customer base will change appreciably in the next two to three years, but we expect to see growth in both the automotive and non-automotive sectors. Our global footprint and new facilities in Asia will result in increased demand for our light-weighting automotive products. We expect our technologies and expertise will support significant growth in the automotive side of our business. We fully expect our non-automotive business to grow as well, perhaps at an increased rate, as we pursue new customers and discover new technological solutions to meet the new customers’ engineering requirements.

TWST: Which of the automobile companies gives you the most business? Are there specific auto companies from which you derive most of your business?

Mr. Saeli: We do business with most of the Original Equipment Manufacturers (OEMs). Our largest customers include Ford, General Motors and Volkswagen worldwide, Chrysler and Renault / Nissan in North America and Europe, and Peugeot in Europe. We are well represented with the primary automotive companies and our customer base is well diversified.

TWST: So you are not concentrated on any one or two automobile companies?

Mr. Saeli: That’s correct. No one customer accounts for more than roughly 17% of our sales today.

TWST: What is the state of the automotive industry given the excruciating rise in energy prices? What are you seeing in terms of end demand?

Mr. Saeli: I think what you are seeing in the automotive industry today is a reaction to rising gasoline prices. This reaction results in a trend towards lighter, more fuel-efficient vehicles. That trend is currently affecting the sale of sport utility vehicles and pick-up trucks.

TWST: How are you playing that to your advantage?

Mr. Saeli: Laser-welded blanks and roll-formed components can add value to any vehicle, regardless of its segment or class. Our technologies provide a business value equation by optimizing selective incorporation of Advanced High Strength Steels, minimizing steel scrap, simplifying assembly processes and reducing vehicle weight.

TWST: Many of the automobile companies have benefited from higher overseas demand. How is that playing into your operations?

Mr. Saeli: Noble is right in the forefront of the laser-welding industry in terms of expanding into the more rapidly growing markets in Eastern Europe and Asia. We currently have a plant in Slovakia that is supporting the growth in Eastern Europe. We also have three facilities in Asia. Noble operates two facilities in China and one in India, and we are in the process of opening a facility in Thailand.

TWST: Have increases in the cost of metals as well as other commodities had an impact on your operations? And if so, how are you coping with it?

Mr. Saeli: Increases in steel prices raise demand for our light-weighting technologies and we have the ability to further support customers with designs that optimize steel usage and reduce steel consumption. In North America, we are on the OEMs’ steel resale programs, which insulates us from fluctuations in steel prices. So we don’t have any exposure to steel pricing. In Europe, the business structure is similar. For example, if our steel supplier, ArcelorMittal, increases the price of steel, that increase is passed along to our customers.

TWST: Would you comment on your relationship with ArcelorMittal?

Mr. Saeli: ArcelorMittal owns approximately 49% of Noble. They are our largest shareholder, customer and supplier. Since the acquisition of ArcelorMittal’s laser-welded blank business about nine months ago, Noble and ArcelorMittal have worked cooperatively to improve our value proposition to customers. ArcelorMittal is the largest steel company in the world and makes a great partner as we expand around the globe.

TWST: What does the competitive environment look like to you?

Mr. Saeli: Noble is the global market leader in supplying laser-welded blanks. We have a dominant market share in North America, share the market lead in Europe, and, through our joint ventures, share approximately 30% of the market in China. We intend to maintain our position by investing in our technologies, our talented associates and our strategic partnerships.

TWST: In terms of efficiency, what initiatives have you taken to lower your own costs?

Mr. Saeli: We are very focused on Kaizen, or lean manufacturing, Total Productive Maintenance and other manufacturing efficiency techniques that are necessary to provide our customers with products of the highest quality. We continually invest in better processes, more competitive equipment and the engineering resources required to support our customers with 21st Century Auto Body Solutions®. When we open new facilities, we execute on a world-class basis. For example, we opened a new facility in North America this past year where we rented space in a supplier’s existing facility. Our co-location enabled us to reach production volumes very quickly and at a low cost, while supporting a primary customer from only a few miles away.

TWST: What are the opportunities that lie ahead for you and what will be the essence of your strategy to capitalize on them?

Mr. Saeli: We are excited about our opportunities in the automotive industry. We are observing a trend toward higher-strength materials, such as Advanced and Ultra High Strength Steels, which Noble is very adept at processing and forming into complex shapes. Adding value to those materials allows an automaker to design and assemble lighter vehicles that are also safer. Our technologies are ideal for optimizing application of those materials.

We are seeing similar material trends in other industries. Manufacturers are looking to produce a wider range of products with reduced steel consumption and Noble’s core technologies enable them to optimize use of the more costly, advanced materials.

TWST: Are you profitable?

Mr. Saeli: In 2007, Noble was not profitable. That was the result of strategic actions and investments to position ourselves for the future. However, we do expect to be profitable in 2008.

TWST: Most of those actions are behind you now, then.

Mr. Saeli: Yes, they are. Over the last 18 months, Noble has grown from a $400 million company to a roughly $1.2 billion company. We have experienced dramatic growth, due in part to acquisitions that we made to adopt higher-technology products and expand our customer and geographic diversification. We feel that all of our recent activities have been necessary to ensure a solid future for the company.

TWST: How is the digestion phase of these acquisitions coming along?

Mr. Saeli: The integration of our new technologies and cultures is progressing well. Nothing is perfect when one executes these endeavors and grows so rapidly. We have been fortunate, however, in that the acquisition of ArcelorMittal’s tailored blank business included an experienced management team. I think we are experiencing some of the typical speed bumps that come with significant growth yet we are well positioned to succeed.

TWST: What worries you the most? What are your major challenges?

Mr. Saeli: We are concerned about the current economic climate in North America, given all the talk about economic slowdowns and recessions. Those sentiments affect the automotive industry, as is evidenced by the lower volumes in North America. I think we are also seeing that effect cascade into some of the Western European countries. So we are concerned about automotive demand and how that will evolve over the short-term. But over the longer-term, we believe we are well positioned for success because of our customers’ increasing need to reduce vehicle weight and improve the safety performance of their vehicles.

TWST: Do you feel, then, that you are in a good position to break this slowdown?

Mr. Saeli: We believe we are in a good position. We have a very strong management team that is focused on day-to-day operations. We spent most of the beginning of 2008 instituting a solid, integrated business approach, and we are now focused on managing that business optimally.

TWST: What are the goals now for the next two to three years?

Mr. Saeli: For the rest of 2008, I think our goal is to complete the integration of our businesses, manage them, and make sure we generate solid cash flow from our operations by efficiently using our assets. Longer-term, we will be focused on developing our customer base in the emerging markets and executing our non-automotive diversification strategies.

TWST: Could you be more specific about these non-automotive diversifications?

Mr. Saeli: We are looking at industries that will benefit from our technologies, which are laser-welding and roll-forming, and our expertise, which is designing efficient parts that consume the least amount of steel while selectively incorporating more costly, advanced materials. From an industry standpoint, we are already in the commercial furniture industry, so that’s an obvious area that we would look to expand. I think it would be premature for me to name the other industries that are our highest priorities. I would prefer to do that as we announce new purchase orders and business ventures.

TWST: Do you have the management team in place to take you to your goals?

Mr. Saeli: Yes we do. We’ve made a lot of changes and additions to our team. As you grow from a $400 million company to an approximately $1.2 billion company, there are personnel changes that must be made. It’s important to have the right people manage a complex multinational company, and we’ve done that. We have a solid corporate management team in place now, as well as strong operational management teams. We feel comfortable that we have the right team make the most of our global footprint.

TWST: What is the total employee count at your company?

Mr. Saeli: Our team consists of about 3,000 employees worldwide.

TWST: How will that change over the next two to three years?

Mr. Saeli: As we establish more greenfield operations in Europe, Eastern Europe, and Asia, we will likely increase the number of associates on our team. From an overhead standpoint, we believe we have an overhead structure that can go from approximately $1.2 billion to the next level without our having to make many significant changes.

TWST: How does the balance sheet look from your perspective? Do you see any other major changes coming in the capital structure?

Mr. Saeli: We have executed a lot of capital structure activities over the past six to nine months. We took on debt when we acquired a business in October of 2006, and we took on some additional debt when we acquired ArcelorMittal’s laser-welding business in 2007. We are now clearly focused on managing that debt. While we think we have a rather conservative debt level structure, our focus in 2008 is to generate cash flow and pay down bank debt.

TWST: Are you happy where your stock is trading?

Mr. Saeli: No, we are very disappointed in the way our stock is trading. A lot has changed over the past six months. Our stock currently trades in the $6 range. We were as high as $21 in October of last year. I believe we have been unfairly punished for supplying the automotive industry, despite the fact that we have robust technologies and that our segment of the automotive industry is growing.

TWST: What programs have you initiated to get your message out to potential shareholders, analysts and the financial markets in general?

Mr. Saeli: We have a program for supporting investor relations. We talk to shareholders on a consistent basis. We go to analyst meetings and industrial conferences where we can present the Noble advantage. One of our objectives this year is to directly communicate our message to investors more frequently. We feel confident that as our performance improves, we will be able to show our investors that we can operate our business profitably.

TWST: What sort of following do you have on Wall Street? How many analysts follow you?

Mr. Saeli: We are followed by a modest number of analysts on Wall Street but we would like to improve that.

TWST: Any specific steps to enlarge, to catch the wider net as far as the analysts are concerned?

Mr. Saeli: We would like to have more analyst coverage. However, we recognize that doing so involves a Catch-22: we have a relatively small float, and too much coverage just creates issues with insufficient float. So we would like to find a few investors who understand and believe in Noble, and communicate closely with them to increase proper coverage of our company.

TWST: Are you contemplating any specific measures to address the problem of the float?

Mr. Saeli: We would like to improve our share price by convincing investors of Noble’s future potential.

TWST: What else would you like to touch upon that I may have left out?

Mr. Saeli: You have covered a lot of the essence of Noble. From our perspective, I would like to emphasize three areas that we invest in. First, we operate excellent facilities, so continuous improvement is important to us. Second, we invest in technical sales capabilities, which allow us to demonstrate to our customers the technical benefits of our programs and technologies. Third, we invest in new technology to ensure that we stay at the forefront of our industry by providing competitively priced and optimally engineered solutions to our customers.

TWST: Thank you. (WT)

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